Exhibit 99.1

News Release

Allin Corporation	Telephone:
381 Mansfield Avenue Suite 400 Pittsburgh, Pennsylvania 15220-2751	(412) 928-2022 Telefax: (412) 928-0225

Allin Corporation Announces Strong First Quarter Results

Wednesday, May 7, 2008

For Release at 4:30 PM EDT

Pittsburgh, PA: Allin Corporation (OTCBB: ALLN), a Microsoft Gold Certified technology consulting company, today announced financial results for the three months ended March 31, 2008.

Revenue for the three months ended March 31, 2008 was $8.2 million compared to $6.2 million for the three months ended March 31, 2007. The Company recorded net income attributable to common shareholders for the three-month period ended March 31, 2008 of $455,000 ($0.04 per share - diluted), compared to net income attributable to common shareholders of $444,000 ($0.04 per share - diluted) for the same period of the prior year.

Commenting on the financial results for the quarter, Rich Talarico, Allin’s chief executive officer, stated, “Our organic growth continues to be very strong with a 32% increase in revenue in the first quarter of 2008 compared to a strong first quarter last year. We realized the increase across each of our revenue categories, with the increase being driven primarily by strong demand in our interactive media practice. Comparing the same periods, income from operations grew by nearly 11% while we continued to make investments in future growth opportunities such as our recently announced national Microsoft CRM initiative, which David Ritchie will lead.”

Revenue for the three-month period ended March 31, 2008 increased $2.0 million or 32% compared to the same period of the prior year. The revenue growth occurred across each of the Company’s revenue categories and was driven primarily by strong demand in the Company’s interactive media practice.

Gross profit increased $894,000, or 26% comparing the first quarter of 2008 with the same period of the prior year. The Company’s total selling, general and administrative expenses increased $804,000 or 31% comparing the quarter ended March 31, 2008 with the quarter ended March 31, 2007. The increase in selling, general and administrative expense was primarily due to an increase in head count to support the first quarter revenue growth as well as future growth, higher depreciation and amortization expense and investment in research and development supporting the Company’s interactive television technology. Although the improvement in revenue and gross profit was offset to a certain extent by the increased selling general and administrative expenses, net income of $828,000 for the quarter ended March 31, 2008 was higher than net income for the same period of the prior year of $792,000.

About Allin Corporation

Allin Corporation is a leading provider of solutions-oriented application development and technology infrastructure consulting and systems integration services. Allin specializes in Microsoft-based technologies. In July 2007, Allin received the worldwide award, Competing to Win Partner of the Year: Search at the 2007 Microsoft Worldwide Partner Conference, for superior technology and innovation with Microsoft Search technologies. During 2007 and 2006, Allin was also recognized as Partner of the Year by Microsoft’s West and East Regions. Allin’s operations are centered on four practice areas: Technology Infrastructure, Collaborative Solutions, Business Process and Interactive Media. Allin leverages its experience in these areas to work with clients through a disciplined project delivery framework to ensure that solutions are delivered on time and on budget. Allin delivers these services through the trade names Allin Consulting, Allin Interactive and the CodeLab Technology Group. The Company maintains offices in Pittsburgh, Pennsylvania; Ft. Lauderdale, Florida; Wakefield, Massachusetts; and San Jose and Walnut Creek, California. For additional information about Allin, visit the Company’s Internet sites on the World Wide Web at http://www.allin.com and http://www.codelabtech.com/.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations and projections about future events and financial trends. The word or phrase “future” and similar words or expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. The forward-looking statements are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including, among other things, a concentration in the Company’s revenue from certain services and clients, a limited backlog, the Company’s ability to expand its markets, limited financial resources, dependence on key personnel and competitive market conditions. These are representative of factors which could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general domestic and international economic conditions and future incidents of terrorism or other events that may negatively impact the markets where the Company competes. The Company undertakes no obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

CONTACT:	Dean C. Praskach	Phone:	(412) 928-2022
	Chief Financial Officer	Telefax:	(412) 928-0225
	Allin Corporation	E-mail:	Dean.Praskach@allin.com

ALLIN CORPORATION & SUBSIDIARIES

SELECTED FINANCIAL DATA

(Dollars in thousands, except for per share data)

The selected financial data for each of the periods ended March 31, 2008 and 2007, presented below, have been derived from the consolidated financial statements of the Company.

	Three Months Ended
	March 31, 2008	March 31, 2007
	Unaudited	Unaudited
Revenue
Consulting services	$4,692	$4,425
Systems integration	2,779	1,285
Information system product sales	226	205
Other Services	479	265

Total Revenue	8,176	6,180
Cost of sales	3,832	2,730

Gross profit	4,344	3,450

Selling, general & administrative expenses	3,229	2,518
Loss (gain) on disposal of assets	6	(1)
Depreciation & amortization	188	102

Total selling, general & administrative expenses	3,423	2,619

Income from operations	921	831
Interest expense	31	11

Income before provision for income taxes	890	820
Provision for income taxes	62	28

Net income	828	792
Dividends on preferred stock	373	348

Net income attributable to common shareholders	$455	$444

Earnings per common share – basic	$0.06	$0.06

Earnings per common share – diluted	$0.04	$0.04

Weighted average shares outstanding – basic	8,271,819	7,828,981

Weighted average shares outstanding – diluted	12,800,499	12,283,018

	March 31, 2008	December 31, 2007
	Unaudited	Audited
Balance Sheet
Current Assets:
Cash and Cash Equivalents	$800	$900
Other Current Assets	8,285	7,999

Total Current Assets	9,085	8,899
Other Assets, net	9,487	9,845

Total Assets	$18,572	$18,744

Current Liabilities:
Bank Line of Credit	915	820
Other Current Liabilities	5,654	6,595
Other Liabilities	4,271	4,072
Shareholder’s Equity	7,732	7,257

Total Liabilities and Shareholder’s Equity	$18,572	$18,744